Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the use in this Amendment No. 1 to Registration Statement No. 333-152973 of our report dated August 12, 2008, relating to the financial statements of Insurance Services Office, Inc. (which report expresses an unqualified opinion and includes explanatory paragraphs regarding the Company’s adoption of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109 and Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans — an amendment of FASB Statements No. 87, 88, 106 and 132(R)) appearing in the Prospectus, which is a part of such Registration Statement, and of our report dated August 12, 2008, relating to the financial statement schedule appearing elsewhere in such Registration Statement, and to the reference to us under the heading “Experts” in such Prospectus.
/s/ DELOITTE & TOUCHE LLP
Parsippany, New Jersey
October 7, 2008